                                                                     EXHIBIT 4.3


                           CERTIFICATE OF DEFEASANCE

To:  MGM GRAND HOTEL FINANCE CORP.
     MGM GRAND, INC.
     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

Re: Indenture dated as of May 1, 1992 (as supplemental, amended or otherwise modified from time to time prior to the date hereof, the "Indenture") by
                                                               ---------
     and among MGM Grand, Inc., a Delaware corporation, MGM Grand Hotel Finance Corp., a Nevada corporation, MGM Grand Hotel, Inc., a Nevada corporation, and U.S. Trust Company of California, N.A., as Trustee.

     U.S. Trust Company of California, N.A. is acting as trustee (the "Trustee")
                                                                       -------
under and pursuant to the Indenture, under which MGM Finance has issued $220,000,000 principal amount of its 11-3/4% First Mortgage Notes due 1999 and $253,000,000 principal amount of its 12% First Mortgage Notes due 2002 (collectively, the "First Mortgage Notes"). Capitalized terms appearing herein
                    --------------------
have the meanings specified in the Indenture.

     The Trustee hereby confirms that the provisions of Article 8 of the Indenture providing for the defeasance of the First Mortgage Notes have been met as specified therein.

     IN WITNESS WHEREOF, the Trustee, by its duly authorized officer, has hereunto set its hand as of this 29th day of October, 1996.


                            U.S. Trust Company of California, N.A., as Trustee


                            By: /s/ D. Young
                               --------------------------------------